Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of July 1, 2011 (the “Effective Date”) by and between William Lyon Homes, Inc., a California corporation (the “Company”), and                 , an individual (“Employee”), with respect to the following facts and circumstances:

RECITALS

A. Employee currently holds the position of                  in the Company.

B. The Company and Employee have agreed to enter into this Employment Agreement pursuant to which Employee shall continue to serve as                  of the Company.

C. The Company is a wholly owned subsidiary of William Lyon Homes, a Delaware corporation (“Parent”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1 Employment. The Company agrees to continue to engage Employee in the capacity as                  of the Company, and Employee hereby accepts such engagement by the Company upon the terms and conditions specified below.

1.2 Term. The term of Employee’s employment by the Company shall be for a period of one year from the Effective Date. Notwithstanding the foregoing, Employee’s employment hereunder may be terminated earlier in accordance with the provisions of Article VI. The term of Employee’s employment hereunder is hereinafter referred to as the “Term.”

ARTICLE 2

DUTIES OF EMPLOYEE

2.1 Duties. During the Term, Employee shall serve as                  and shall report directly to                  of the Company. In such capacity, Employee shall have the duties, functions, responsibilities, and authority customarily appertaining to that position and shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to him/her by              of the Company. Employee shall perform the services contemplated herein faithfully, diligently, to the best of his/her ability and in the best interests of the Company. Employee shall, at all times perform such services in compliance with, and to the extent of his/her authority, shall to the best of his/her ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Employee is aware. Employee may rely on the Company’s outside lawyers in connection with such matters. Employee shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2 Location of Services. Employee’s principal place of employment shall be at                  or such location as shall be designated by President of the Company. Employee understands he/she will be required to travel to the Company’s various operations as part of his/her employment.

2.3 Exclusive Service. Except as otherwise expressly provided herein, Employee shall devote his/her entire business time, attention, energies, skills, learning and best efforts to the business of the Company. Employee may participate in social, civic, charitable, religious, business, educational or professional associations so long as such participation does not materially interfere with the duties and obligations of Employee hereunder. Subject to the Company’s Conflict of Interest Executive Officer and Key Employee Supplement, this Section 2.3 shall not be construed to prevent Employee from making passive outside investments so long as such investments do not require material time of Employee or otherwise interfere with the performance of Employee’s duties and obligations hereunder and Employee shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Company after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Employee from owning up to one percent (1%) of the securities of a publicly traded entity (a “Permissible Investment”).

ARTICLE 3

COMPENSATION

3.1 Salary. In consideration for Employee’s services hereunder, the Company shall pay Employee an annual salary, effective as of July 1, 2011 at the rate of not less than $             per year during the Term, payable in accordance with the Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The annual salary shall be reviewed by the Compensation Committee of the Board no less frequently than annually and may be increased (but not decreased) at the discretion of the Board. If Employee’s annual salary is increased, the increased amount shall not be reduced for the remainder of the Term.

3.2 Bonus. During Employee’s employment with the Company under this Agreement, Employee shall be eligible to earn bonuses for 2011 in accordance with the provisions and standards set forth in Exhibit B attached hereto (the “Bonus Program”), and incorporated herein by reference.

3.3 Project Completion Bonus Plan. Employee shall also be eligible to participate in the Company’s Project Completion Bonus Plan (the “Project Completion Bonus Plan”) in accordance with the terms thereof, as such Project Completion Bonus Plan may be amended from time to time. The Project Completion Bonus Plan authorizes the Company to grant an Employee a bonus tied to the completion of a particular project, payable upon completion of such project, as detailed in the grant notice under the Project Completion Bonus Plan.

ARTICLE 4

EMPLOYEE BENEFITS

4.1 Vacation. Employee shall be entitled to vacation during the Term without reduction in compensation in accordance with the general policies of the Company, as such policies may change from time to time. Except as otherwise limited by the general policies of the Company, as such policies may change from time to time, any accrued vacation that is unused during the Term may be carried forward to and used in subsequent years.

4.2 Company Employee Benefits. Employee shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to senior management of the Company under the Company personnel policies in effect from time to time. Employee shall also be entitled to a monthly automobile allowance of $400, payable in accordance with the Company’s regular payroll schedule from time to time.

4.3 Indemnification. Employee shall have the benefit of indemnification to the fullest extent permitted by applicable law pursuant to the Company’s indemnification policy, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Employee for his/her acts during the Term.

ARTICLE 5

REIMBURSEMENT FOR EXPENSES

5.1 Reimbursement. Employee shall be reimbursed by the Company for all reasonable ordinary and necessary expenses incurred by Employee in the performance of his/her duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Employee shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose. Employee shall account fully for all such expenses to the Company.

ARTICLE 6

TERMINATION

6.1 Termination for Cause. The Company shall have the right to terminate Employee’s employment by giving written notice of such termination to Employee, without further obligation or liability to Employee, upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause (“Cause”):

6.1.1 Gross Negligence. If Employee engages in conduct that constitutes gross negligence in the performance of his/her duties under this Agreement and that is materially detrimental to the Company, which failure to perform continues for a period of thirty (30) days after receipt of written notice thereof;

6.1.2 Breach of Agreement. If Employee willfully commits a material breach of this Agreement, or of his/her fiduciary duty to the Company and fails to cure such breach within thirty (30) days of written notice thereof, or willfully fails to comply with a reasonable direction of the President of the Company, which failure continues for a period of thirty (30) days after receipt of written notice thereof;

6.1.3 Failure to Perform Duties. If Employee neglects to perform the material duties of his/her employment under this Agreement in a professional and businesslike manner, other than due to his/her disability, which failure to perform continues for a period of thirty (30) days after receipt of written notice thereof;

6.1.4 Breach of Policies or Applicable Law. If Employee materially breaches any (A) written policy adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or nondiscrimination, or (B) procedures with respect to compliance with applicable laws described in any policies and procedures manual of the Company, which breach continues for a period of thirty (30) days after receipt by written notice thereof; and

6.1.5 Wrongful Acts. If Employee is convicted of a felony involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material or willful misconduct against the Company that would make the continuance of his/her employment by the Company materially detrimental to the Company, as determined by the Board in its reasonable discretion.

6.2 Termination Without Cause. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Employee’s employment under this Agreement at any time without Cause by giving written notice of such termination to Employee, subject to the Company’s obligation to pay to Employee the amounts set forth in Section 6.5.2 below.

6.3 Termination by Employee for Good Reason. Employee may terminate his/her employment under this Agreement on thirty (30) days prior written notice to the Company for good reason (“Good Reason”). For purposes of this Agreement, “Good Reason” shall mean and be limited to (a) a material breach of this Agreement by the Company (including without limitation any material reduction in the authority or duties of Employee) and the failure of the Company to remedy such breach within thirty (30) days after written notice (or as soon thereafter as practicable so long as it commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as practicable), (b) any relocation of Employee’s or the Company’s principal place of business outside of                  (without Employee’s consent), or (c) a Change of Control.

6.3.1 For purposes of this Agreement, a Change of Control shall mean:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act”) (a “Person”), other than Parent or William Lyon and/or Willa Dean Lyon or any of his or her direct descendants or any trust for the benefit of William Lyon and/or Willa Dean Lyon or his or her direct descendents (the “Lyon Group”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company or Parent or (B) the combined voting power of the then outstanding voting securities of the Company or Parent entitled to vote generally in the election of directors;

(b)	The merger, consolidation or reorganization of the Company or Parent with or into another corporation or other entity as a result of which the Lyon Group does not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization;

(c)	The direct or indirect sale or transfer by the Company of substantially all of its assets in a single transaction or a series of related transactions to one or more unrelated Persons or Groups;

(d)	The Lyon Group no longer has the right by ownership or agreement to appoint or elect a majority of the Board of Directors of Parent; or

(e)	Approval by the stockholders of the Company or Parent of a complete liquidation or dissolution of the Company or Parent.

6.3.2 The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, (A) Persons shall not be considered to be acting as a “Group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, (B) however, Persons will be considered to be acting as “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Company, and (C) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.

6.3.3 For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Company’s or Parent’s voting securities immediately before the transaction in question, (B) the Company and/or Parent have Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Company’s or Parent’s voting securities immediately before the transaction in question.

6.4 Effectiveness on Notice. Any termination under this Section 6 shall be effective upon receipt of written notice by Employee or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Employee in such written notice (the “Termination Date”).

6.5 Effect of Termination.

6.5.1 Payment of Salary and Expenses Upon Termination for Cause or without Good Reason or Due to Death or Disability. If this Agreement is terminated for Cause or if this Agreement is terminated by Employee for any reason other than Good Reason or for no reason whatsoever, or due to death or disability, all benefits provided to Employee by the Company hereunder shall thereupon cease and the Company shall pay or cause to be paid to Employee within thirty (30) days of the Termination Date all accrued but unpaid salary and vacation benefits. In addition, promptly upon submission by Employee of his/her unpaid expenses incurred prior to the Termination Date and owing to Employee pursuant to Article 5, reimbursement for such expenses shall be made in accordance with Article 9 below. If the Agreement is terminated for Cause or by the Employee for any reason other than Good Reason or for no reason whatsoever, or due to death or disability Employee shall not be entitled to receive any payments other than as specified in this Section 6.5.1.

6.5.2 Termination Without Cause or for Good Reason. If the Company terminates Employee without Cause or if Employee terminates this Agreement for Good Reason, subject to Employee signing and not revoking the Severance Agreement and General Release attached hereto as Exhibit A (“Severance Agreement”), Employee shall be entitled to receive the following payments and benefits described in Section 6.5.2(a) – (e) at the dates specified therein:

(a)	Within fifty-three (53) days after the Termination Date (provided that in the event that such fifty-three day period begins in one taxable year and ends in the subsequent taxable year for the Employee, payment shall be made in the subsequent taxable year on or prior to the end of the fifty-three day period), the Company shall pay to Employee a lump-sum payment equal to (i) the amount equal to Employee’s annual salary, based on the annual salary in effect on the date of termination, multiplied by 1.5 (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings, including benefit deductions); plus (ii) the amount of any deferred bonus from the current fiscal year that has not been paid to Employee; plus (iii) all amounts payable on or before the Termination Date to Employee under grants made pursuant to the Project Completion Bonus Plan.

(b)	Employee shall also be entitled to receive (i) any bonuses that Employee would have been entitled to receive after the Termination Date pursuant to the 2011 Bonus Program (excluding therefrom the deferred portion of any bonus already earned by Employee) had he/she continued to be employed by the Company through the remainder of the Term; provided, that, any bonus from the 2011 Bonus Program paid under this Section 6.5.2(b) after the Termination Date shall be paid in full on or before July 1, 2011 for the First Quarter Bonus, August 15, 2011 for the Second Quarter Bonus, November 15, 2011 for the Third Quarter Bonus and March 1, 2012 for the Fourth Quarter Bonus (as such terms are defined in the Bonus Program), in each case, if applicable, and (ii) the deferred portion of his/her 2010 Bonus, which shall be paid in accordance with the provisions of the 2010 Bonus Program for the deferred portion of Employee’s 2010 bonus.

(c)

If Employee has been awarded grants under the Project Completion Bonus Plan during Employee’s employment with the Company through and including the Termination Date for projects that have not yet been completed as of the Termination Date, Employee shall be paid the bonuses payable to Employee under such grants upon completion of each such project; provided, that, if the Project Completion Bonus for any such project cannot be determined by March 1, 2012, the Company shall in good faith estimate the amount of the Project Completion Bonus that Employee would be entitled to receive for such project and pay to Employee such estimated amount by March 15, 2012 in full satisfaction of the Company’s obligations under this Section 6.5.2(c).

(d)	In the event Employee timely makes an election under Sections 601 through 607 of Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify to continue to receive health benefits coverage for Employee and his/her dependents under the same plan(s) or arrangement(s) under which Employee was covered immediately before his/her termination of employment, as such plan(s) or arrangement(s) provided by the Company or any of its subsidiaries thereafter may change or be amended from time to time, for until the earlier of (i) the later of (A) the date that is six (6) months after the Termination Date or (B) the expiration of the Term, or (ii) the date Employee becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by the Company or any of its subsidiaries, the Company shall reimburse Employee for all payments made by Employee for such COBRA benefits; provided, however, that if such other group health plan excludes any pre-existing condition that Employee or Employee’s dependents may have when coverage under such group health plan would otherwise begin, the Company shall continue to reimburse Employee for COBRA payments with respect to such pre-existing condition until the earlier of (A) the date that such exclusion under such other group health plan lapses or expires or (B) the period described in clause (i) of this Section 6.5.2(d).

(e)	The “Covenant Not to Compete” set forth in Section 7.4 below and the “No Hire Away Policy” in Section 7.5 shall not apply in any respect to Employee.

6.6 No-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or its subsidiaries and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any other contract or agreement with the Company or its subsidiaries at or subsequent to the Termination Date (“Other Benefits”), which Other Benefits shall be payable in accordance with such plan, policy, practice, program, contract or agreement, except as explicitly modified by this Agreement.

6.7 Conditions to Receipt of Severance Benefits. It shall be a condition for Employee’s right to receive any severance benefits hereunder that he/she execute the Severance Agreement in the form as attached hereto as Exhibit A and covering such additional matters as may be reasonably requested by the Company. As a condition for Employee’s right to receive any severance benefits hereunder, except as otherwise provided herein, Employee shall be required to comply with Sections 7.1, 7.2, 7.3, 7.4 and 7.5 of this Agreement.

ARTICLE 7

CONFIDENTIALITY

7.1 Nondisclosure of Confidential Information. In the performance of his/her duties, Employee may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by the Company or its agents or consultants that is not otherwise known to the public (collectively, the “Confidential Information”). Employee recognizes and acknowledges that the Confidential Information is a valuable, special, and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of Employee’s duties. Employee confirms that all such Confidential Information is the exclusive property of the Company and that the Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his/her duties to the Company or as required by a court or administrative order or as required for his/her personal tax or legal advisors to advise him/her, Employee shall not, directly or indirectly, for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any Confidential Information without the prior written consent of the Company duly authorized by the Board. Employee shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, emails, electronic files, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Information, which Employee shall prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Information, not previously delivered to the Company, that is in the possession or under the control of Employee. Confidential Information shall not include (x) information that becomes generally available to the public other than as a result of unauthorized disclosure by Employee or his/her affiliates, (y) information that becomes available to Employee subsequent to the termination of Employee’s employment hereunder and on a non-confidential basis from a source other than the Company or its affiliates who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation to the Company and/or (z) information that is developed independently by Employee subsequent to the termination of Employee’s employment hereunder without any reliance on any other Confidential Information. Disclosure of Confidential Information as required by applicable law or legal process shall not be a breach of this Section 7.1 (provided Employee shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order, or otherwise cooperate with the Company in making such disclosure). The provisions of this Section 7.1 shall continue in effect notwithstanding termination of Employee’s employment for any reason.

7.2 Assignment of Intellectual Property Rights. Any ideas, processes, designs, methods, substances, articles, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements, whether or not patentable or copyrightable, and other matters that may be protected by intellectual property rights, that relate to the Company’s business and are the results of Employee’s efforts during the Term (collectively, the “Employee Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Company, shall be deemed works made for hire and are the property of the Company. In the event that for whatever reason such Employee Work Product shall not be deemed a work made for hire, Employee agrees that such Employee Work Product shall become the sole and exclusive property of the Company, and Employee hereby assigns to the Company his/her entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Employee Work Product. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by the Company, and no further consideration is or shall be provided to Employee by the Company with respect to these provisions. Employee agrees to execute any assignment documents the Company may require confirming the Company’s ownership of any of Employee Work Product. Employee also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications.

7.2.1 Employee understands that the Company is hereby advising Employee that any provision in this Agreement requiring Employee to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. That Section provides as follows:

(a)	“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies facilities, or trade secret information, except for those inventions that either:

(i)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii)	Result from any work performed by the employee for the employer.

(b)	The extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

7.2.2 By signing this Agreement, Employee acknowledges that this Section shall constitute written notice of the provisions of Section 2870.

7.3 No Unfair Competition After Termination of Agreement. Employee hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information obtained by Employee by any means whatsoever, at any time before, during or after the Term shall constitute unfair competition. Employee shall not engage in any unfair competition with the Company either during the Term or at any time thereafter.

7.4 Covenant Not to Compete.

7.4.1 In the event this Agreement is terminated by the Company for Cause under Section 6.1 above, or by Employee other than for Good Reason or for no reason whatsoever, then, during the Term and for any period commencing upon the termination of Employee’s employment hereunder and during which Employee is receiving payments or benefits pursuant to Article VI hereof or any then applicable severance policy of the Company, Employee shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the residential home building or development business that competes against the Company in Arizona, California, Nevada and in any “other market” in which the Company develops real property. For purposes of this Agreement, “other market” shall be defined as the area within a 100 mile radius of any real property owned by the Company.

7.4.2 Employee represents to the Company that the enforcement of the restriction contained in this Section 7.4.1 would not be unduly burdensome to Employee.

7.5 No Hire Away Policy. In the event this Agreement is terminated prior to the normal expiration of the Term, either by the Company for “Cause” under Section 6.1 above, or by Employee, other than for Good Reason or for no reason whatsoever, then, for a period of eighteen (18) months after the effective date of such termination, Employee shall not, directly or indirectly, for himself/herself or on behalf of any entity with which he/she is affiliated or employed, hire any person known to Employee to be an employee of the Company or any of its subsidiaries (or any person known to Employee to have been such an employee within six months prior to such occurrence). Employee shall not be deemed to hire any such person so long as he/she did not directly or indirectly engage in or encourage such hiring.

7.6 Ancillary and Independent Provisions. The representations and covenants contained in this Article 7 on the part of Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in this Article 7. In addition, the provisions of this Article 7 shall continue to be binding upon Employee in accordance with their terms, notwithstanding the termination of Employee’s employment hereunder for any reason.

7.7 Consideration. The restrictions set forth in this Article 7 are being given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by Employee.

7.8 Time Periods. If Employee violates any covenant contained in this Article 7 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Employee contained in this Article 7 shall be deemed to have durations as specified above.

7.9 Reasonableness of Limitations. The parties to this Agreement agree that the limitations contained in this Article 7 with respect to time, geographical area, and scope of activity are reasonable. However, if any court or arbitrator shall determine that the time, geographical area, or scope of activity of any restriction contained in this Article 7 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

7.10 Irreparable Injury. The promised service of Employee under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.11 Remedies for Breach. Employee agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that the Company shall be entitled to injunctive relief and to specific performance as remedies for any such breach. Employee agrees that the Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Employee and Employee acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.

ARTICLE 8.

ARBITRATION

8.1 General. Except for a claim for injunctive relief under Section 7.11, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then applicable JAMS Employment

Arbitration Rules and Procedures (“JAMS Rules”). Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by JAMS. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Orange County, California.

8.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the arbitrator shall be selected in accordance the JAMS Rules.

8.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph, the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he/she or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the JAMS Rules and these procedures, the provisions of these procedures shall govern.

8.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless Employee wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

8.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 9

CODE SECTION 409A

9.1 General. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.

9.2 Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

9.3 Reimbursements. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.

9.4 Payment Date. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within fifty-three (53) days following the date of termination”), the actual date of payment within the specified period shall be determined by the Company. Any payments made under this Agreement and the Bonus Program shall be considered separate payments.

ARTICLE 10

MISCELLANEOUS

10.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

10.2 Entire Agreement. This Agreement constitutes the total and complete agreement of the parties with respect to the subject matter herein, and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

10.3 Assistance in Litigation. During the Term and for a period of two years thereafter, Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which the Company or any of its affiliates is, or may become, a party; provided, that the Company will use its best efforts to minimize any disruption to or interference with Employee’s then-current employment. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in rendering such assistance. The provisions of this Section 10.3 shall continue in effect notwithstanding termination of Employee’s employment hereunder for any reason.

10.4 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

10.5 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

10.6 Waiver or Delay. The failure or delay on the part of the Company, or Employee to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

10.7 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

10.8 No Assignment or Transfer by Employee. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Employee. Any purported assignment or transfer by Employee shall be void.

10.9 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

10.10 Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California.

10.11 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, and properly addressed to the party at the address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Employee:	_________________
_________________
_________________
Attn:
Telephone:
Facsimile:

To the Company:	William Lyon Homes, Inc.
4490 Von Karman Avenue
Newport Beach, California 92660
Attn: Maureen Singer, Corporate Human Resources
Telephone: (949) 476-5440
Facsimile: (949) 252-2552

10.12 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

10.13 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

10.14 Counsel. Employee has been advised by the Company that he/she should consider seeking the advice of counsel in connection with the execution of this Agreement and Employee has had an opportunity to do so. Employee has read and understands this Agreement, and has sought the advice of counsel to the extent he/she has determined appropriate.

10.15 Withholding of Compensation. Employee hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Employee hereunder or otherwise in connection with Employee’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order and any benefit deductions.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered and effective as of the date first written above.

“COMPANY”

WILLIAM LYON HOMES, INC.

By:
William H. Lyon
President and Chief Operating Officer

“EMPLOYEE”

**ADEA WAIVER

EXHIBIT A

William Lyon Homes, Inc.

SEVERANCE AGREEMENT AND GENERAL RELEASE

William Lyon Homes, Inc. (“WLH”) and              (“Employee”) hereby agree to terminate the employment relationship on the following basis:

1.	Employee is relieved of all job responsibilities and authority, effective . Employee will, on or before , return to WLH all files, records, keys, and any other WLH property. Employee represents to WLH that he/she is signing this Severance Agreement and General Release (the “Agreement”) voluntarily and with a full understanding of, and agreement with, its terms, for the purpose of receiving the payments and benefits set forth in Section 6.5.2 of the Employment Agreement by and between WLH and Employee (the “Employment Agreement”), thereby resolving all claims between the parties arising out of his/her employment with, and the termination of his/her relationship with, WLH.

2.	In reliance on Employee’s representations and releases in this Agreement, WLH will provide to Employee the payments and benefits set forth in Section 6.5.2 of the Employment Agreement at the times set forth therein. Should Employee file for unemployment insurance benefits, WLH agrees not to challenge Employee’s claim.

3.	Without in any way limiting the provisions of the Employment Agreement, Employee promises not to disparage WLH in any manner.

4.	Employee agrees that he/she is not entitled to receive, and will not claim, any payments or benefits other than what is expressly set forth in Section 6.5.2 of the Employment Agreement, and hereby expressly waives any right to additional payments or benefits.

5.

In exchange for the payments and benefits provided to Employee in Section 6.5.2 of the Employment Agreement, Employee agrees to, and by signing this Agreement does hereby, unconditionally waive and release, on behalf of himself/herself and his/her heirs, legal representatives, successors and assigns, all claims, demands, actions and causes of action, known and unknown, that he/she might otherwise have had against WLH, its related entities, and its officers, directors, employees, agents, representatives, successors, and assigns (the “WLH Released Parties”), regarding any aspect of his/her employment or its cessation, including claims under (1) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634; (2) the California Fair Employment and Housing Act, California Government Code Sections 12900 et seq. (race, color, national origin, religion, ancestry, physical disability, mental disability, medical condition, marital status, sex and age); (3) Arizona Revised Statute 41-1461 et seq. (race, color, religion, sex, age, disability or national origin discrimination); (4)

A-1

Nevada Rev. Statute § 613.010 (Solicitation of Employees by Misrepresentation); (5) Nevada Rev. Statute § 613.310 et seq. (race, color, religion, sex, sexual orientation, age, disability or national origin discrimination); (6) Title VII of the Civil Rights Act of 1964, as amended, 42 USC Sections 2000e et seq. (race, color, religion, sex and national origin discrimination); (7) 42 USC Section 1981 (race discrimination); (8) 29 USC Section 206(d)(1) (equal pay); (9) Employee Retirement Income Security Act of 1974, 29 USC Sections 301 et seq. (retirement and benefit plans); (10) any other federal, state or local laws, or regulations pertaining to employment, discrimination or pay; and (11) any tort law. Notwithstanding anything to the contrary contained herein, this Agreement specifically excludes any obligation of WLH under the Employment Agreement that expressly survives the termination of the Employee’s employment with WLH, including, without limitation, the payments and benefits under Section 6.5.2 of the Employment Agreement.

6.	IT IS FURTHER UNDERSTOOD AND AGREED that as a condition of this settlement, and for the purpose of implementing a full and complete release and discharge of WLH, Employee expressly acknowledges that this Agreement and General Release is intended to include and does include in its effect, without limitation, all claims that Employee does not know or suspect to exist in his/her favor against WLH at the time of execution hereof, and that this settlement expressly contemplates the extinguishment of all such claims. Furthermore, if Employee hereafter institutes any legal action against WLH (except to enforce the specific provisions of this Agreement), WLH shall be entitled to payment from him/her of all costs, expenses and attorney’s fees incurred as a result of such legal action.

7.	FOR CALIFORNIA EMPLOYEES, IT IS FURTHER UNDERSTOOD AND AGREED that as a condition of this settlement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee. Such Section reads as follows:

“A General Release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of WLH, Employee expressly acknowledges that this Agreement and General Release is intended to include and does include in its effect, without limitation, all claims that Employee does not know or suspect to exist in his/her favor against WLH at the time of execution hereof, and that this settlement expressly contemplates the extinguishment of all such claims. Furthermore, if Employee hereafter institutes any legal action against WLH (except to enforce the specific provisions of this Agreement), WLH shall be entitled to payment from him/her of all costs, expenses and attorney’s fees incurred as a result of such legal action.

8.	This Agreement contains all of the terms, promises, representations, and understandings made between the parties. Employee agrees that no promises, representations, or inducements have been made to him/her that caused him/her to sign this Agreement other than those set forth in this Agreement.

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9.	Employee acknowledges that WLH has advised him/her to take this Agreement home and carefully consider all of its provisions before signing it. Employee acknowledges and understands that WLH has advised and does advise him/her to consult with legal counsel before signing this Agreement. Employee represents, acknowledges and agrees that he/she has fully discussed all aspects of this Agreement with his/her attorneys to the full extent that he/she so desired; that Employee has carefully read and fully understands all of the provisions of this Agreement; that Employee has taken as much time as he/she needs for full consideration of this Agreement; that Employee fully understands that this Agreement releases all of his/her claims, both known and unknown, against each and all of WLH Released Parties; that Employee is voluntarily entering into this Agreement; and that Employee has the capacity to enter into this Agreement.

10.	Employee understands that, within seven (7) days of the date of signing this Agreement, he/she has the right to revoke or cancel this Agreement. Any such revocation or cancellation must be made in a signed writing delivered to WLH within the 7-day revocation period. The original signed notice should be sent to the following address:

William Lyon Homes, Inc.

4490 Von Karman Avenue

Newport Beach, CA 92660

Attn: Corporate Human Resources

11.	This Agreement may be modified only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of WLH in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.	This Agreement will be maintained in complete confidence by Employee, and interpreted in accordance with the laws of the State of California.

13.	If any provision of this Agreement, or any part thereof, is held to be invalid for any reason by a court of competent jurisdiction or any other governmental authority, the remainder of the provisions herein shall remain in full force and effect.

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14.	To receive the payments and benefits as stated in Section 6.5.2 of the Employment Agreement, this original signed document must be received by Corporate Human Resources by at least (__) days after delivery of the Agreement to Employee. Employee acknowledges that he/she has been given the opportunity to review and consider this Agreement for (__) days from the date that Employee received a copy. If Employee elects to sign this Agreement before the expiration of the (__) day period, Employee acknowledges that he/she will have chosen, of his/her own free will without any duress, to waive Employee’s right to the full (__) day period. Should Employee have any questions, he/she should contact Corporate Human Resources at 1-888-959-6647. All pages of the original signed document should be sent to the following address:

William Lyon Homes, Inc.

4490 Von Karman Avenue

Newport Beach, CA 92660

Attn: Corporate Human Resources

DATED:

WILLIAM LYON HOMES, INC.

DATED:	By:
______________
______________

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EXHIBIT B

BONUS PROGRAM

The Company appreciates the dedication and commitment you continue to demonstrate. In recognition of your unique contributions to the Company, this 2011 Key Employee Bonus Program has been developed for, and is being offered to, you and certain other key employees.

We are pleased to share that we have received approval from the Compensation Committee for this 2011 Key Employee Bonus Program. This year’s program includes a 2011 Bonus Target which is based upon the Company’s current year’s business goals, and will give certain key employees the opportunity to earn his/her 2011 Target Bonus during the course of the year based on the Company’s performance during the first, second, third and fourth fiscal quarters for 2011. Please note that the following 2011 Key Employee Bonus Program will be in effect for 2011 only and should not be an expectation of future bonus programs.

The Company has set an annual target bonus for 2011 (“Target Bonus”) for you in an amount equal to         % of your annual base salary of $            , or $            . The Target Bonus can be earned by you as follows:

(a) 15% of the Target Bonus will be based on the Company’s performance during the first fiscal quarter of 2011 (“First Quarter Bonus”);

(b) 15% of the Target Bonus will be based on the Company’s performance during the second fiscal quarter of 2011 (“Second Quarter Bonus”);

(c) 15% of the Target Bonus will be based on the Company’s performance during the third fiscal quarter of 2011 (“Third Quarter Bonus”); and

(d) The remaining 55% of the Target Bonus will be based on the Company’s performance during the fourth fiscal quarter of 2011 (“Fourth Quarter Bonus”).

The summaries below detail the procedures for determining, and for payment of, the First Quarter Bonus, Second Quarter Bonus, Third Quarter Bonus and Fourth Quarter Bonus:

1.	First Quarter Bonus.

Your First Quarter Bonus will be determined by comparing the actual number of residential home closings of the Company for the first fiscal quarter against the targets for the number of residential home closings for the Company as set forth in the business plan for the 2011 first fiscal quarter prepared by the Company and presented to the Board. Based on the percentage of closings achieved relative to the business plan, you can earn 15% of your Target Bonus, which may be increased or decreased as set forth in the table below.

% of Closings Achieved Relative to Business Plan	Percentage of Target Bonus	Amount of First Quarter Bonus Earned
Less than 50%	0%		$0
>50% to 80%	80%	$	______
>80% to 90%	90%	$	______
>90% to 110%	100%	$	______
>110% to 120%	110%	$	______
>120%	120%	$	______

The First Quarter Bonus shall be paid to you as follows: 75% of the First Quarter Bonus shall be paid on or before July 1, 2011, and 25% of the First Quarter Bonus shall be deferred consistent with the general policies of the Company and shall be paid on the earlier of (a) the date that payment of the deferred portion of the First Quarter Bonus is required to be made under Section 6.5.2(a)(ii) of your Employment Agreement, if applicable, (b) the date that payment of the entire First Quarter Bonus is required to be made under Section 6.5.2(b) of your Employment Agreement, if applicable, or (c) in the Company’s 2013 fiscal year at the same time that the deferred portion of employee bonuses are paid to other employees of the Company after the completion of the 2012 fiscal year.

2.	Second Quarter Bonus.

Upon the completion of the 2011 second fiscal quarter of the Company, your Second Quarter Bonus will be determined by comparing the actual number of residential home closings of the Company for the second fiscal quarter against the targets for the number of residential home closings for the Company as set forth in the business plan for the 2011 second fiscal quarter prepared by the Company and presented to the Board. Based on the percentage of closings achieved relative to the business plan, you can earn 15% of your Target Bonus, which may be increased or decreased as set forth in the table below.

% of Closings Achieved Relative to Business Plan	Percentage of Target Bonus	Amount of Second Quarter Bonus Earned
Less than 50%	0%		$0
>50% to 80%	80%	$	______
>80% to 90%	90%	$	______
>90% to 110%	100%	$	______
>110% to 120%	110%	$	______
>120%	120%	$	______

The Second Quarter Bonus shall be paid to you as follows: 75% of the Second Quarter Bonus shall be paid on or before August 15, 2011, and 25% of the Second Quarter Bonus shall be deferred consistent with the general policies of the Company and shall be paid on the earlier of (a) the date that payment of the deferred portion of the Second Quarter Bonus is required to be made under Section 6.5.2(a)(ii) of your Employment Agreement, if applicable, (b) the date that payment of the entire Second Quarter Bonus is required to be made under Section 6.5.2(b) of your Employment Agreement, if applicable, or (c) in the Company’s 2013 fiscal year at the same time that the deferred portion of employee bonuses are paid to other employees of the Company after the completion of the 2012 fiscal year.

3.	Third Quarter Bonus.

Upon the completion of the 2011 third fiscal quarter of the Company, your Third Quarter Bonus will be determined by comparing the actual number of residential home closings of the Company for the third fiscal quarter against the targets for the number of residential home closings for the Company as set forth in the business plan for the 2011 third fiscal quarter prepared by the Company and presented to the Board. Based on the percentage of closings achieved relative to the business plan, you can earn 15% of your Target Bonus, which may be increased or decreased as set forth in the table below.

% of Closings Achieved Relative to Business Plan	Percentage of Target Bonus	Amount of Third Quarter Bonus Earned
Less than 50%	0%		$0
>50% to 80%	80%	$	______
>80% to 90%	90%	$	______
>90% to 110%	100%	$	______
>110% to 120%	110%	$	______
>120%	120%	$	______

The Third Quarter Bonus shall be paid to you as follows: 75% of the Third Quarter Bonus shall be paid on or before November 15, 2011, and 25% of the Third Quarter Bonus shall be deferred consistent with the general policies of the Company and shall be paid on the earlier of (a) the date that payment of the deferred portion of the Third Quarter

Bonus is required to be made under Section 6.5.2(a)(ii) of your Employment Agreement, if applicable, (b) the date that payment of the entire Third Quarter Bonus is required to be made under Section 6.5.2(b) of your Employment Agreement, if applicable, or (c) in the Company’s 2013 fiscal year at the same time that the deferred portion of 2011 employee bonuses are paid to other employees of the Company after the completion of the 2012 fiscal year.

4.	Fourth Quarter Bonus.

Upon the completion of the 2011 fourth fiscal quarter of the Company, your Fourth Quarter Bonus will be determined by comparing the actual number of residential home closings of the Company for the fourth fiscal quarter against the targets for the number of residential home closings for the Company as set forth in the business plan for the 2011 fourth fiscal quarter prepared by the Company and presented to the Board. Based on the percentage of closings achieved relative to the business plan, you can earn 55% of your Target Bonus, which may be increased or decreased as set forth in the table below.

% of Closings Achieved Relative to Business Plan	Percentage of Target Bonus	Amount of Fourth Quarter Bonus Earned
Less than 50%	0%		$0
>50% to 80%	80%	$	______
>80% to 90%	90%	$	______
>90% to 110%	100%	$	______
>110% to 120%	110%	$	______
>120%	120%	$	______

The Fourth Quarter Bonus shall be paid to you as follows: 75% of the Fourth Quarter Bonus shall be paid on or before March 1, 2012, and 25% of the Fourth Quarter Bonus shall be deferred consistent with the general policies of the Company and shall be paid on the earlier of (a) the date that payment of the deferred portion of the Fourth Quarter Bonus is required to be made under Section 6.5.2(a)(ii) of your Employment Agreement, if applicable, (b) the date that payment of the entire Fourth Quarter Bonus is required to be made under Section 6.5.2(b) of your Employment Agreement, if applicable, or (c) in the Company’s 2013 fiscal year at the same time that the deferred portion of 2011 employee bonuses are paid to other employees of the Company after the completion of the 2012 fiscal year.

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